UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2026

C&F FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-23423	54-1680165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3600 La Grange Parkway, Toano, Virginia	23168
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 843-2360

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value per share	CFFI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange of 1934 (§240.12b-2 of this chapter).

Emer
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment

of Certain Officers; Compensatory Arrangements of Certain Officers

S. Dustin Crone to Retire

On June 16, 2026, S. Dustin Crone, President and Chief Executive Officer of C&F Finance Company (C&F Finance) informed the Boards of Directors of C&F Finance and its parent company, C&F Financial Corporation (Corporation), of his intention to retire. To facilitate a smooth transition, Mr. Crone will cease serving as President of C&F Finance effective June 30, 2026, and will continue serving as Chief Executive Officer of C&F Finance until his employment ends on December 31, 2026 (the period June 30, 2026 to December 31, 2026, the Transition Period).

Shawn Moore, who has been with C&F Finance since 2003 and currently serves as C&F Finance’s Executive Vice President and Chief Credit Officer, will assume the role of President of C&F Finance effective June 30, 2026.

In connection with his planned retirement, Mr. Crone and C&F Finance entered into a transition agreement, effective as of June 30, 2026 (Transition Agreement), to govern his employment during the Transition Period and to replace Mr. Crone’s Employment Agreement, dated December 23, 2021, with C&F Finance and the Corporation and Amended and Restated Change in Control Agreement, dated December 23, 2021, with the Corporation and C&F Finance.

During the Transition Period, Mr. Crone will receive a salary based on an annual base salary of $341,000 (Base Salary), subject to his continued employment and applicable withholdings.  Mr. Crone will be eligible, under the Corporation’s Management Incentive Plan (MIP), for a cash award for 2026 performance, paid in accordance with cash awards paid under the MIP to eligible employees.  Mr. Crone will not be eligible to receive any equity award or other deferred compensation for 2026 performance.

During the Transition Period, Mr. Crone will remain eligible for standard employee benefits in accordance with the terms of any applicable plan and will retain the use of a company-owned automobile. Provided Mr. Crone remains employed through December 31, 2026, the Corporation intends to vest his unvested company contributions in the Corporation’s Non-Qualified Deferred Compensation Plan for Directors and Executives.

The Transition Agreement also amends Mr. Crone’s outstanding restricted stock awards to provide, subject to Mr. Crone’s continued employment through December 31, 2026 and subject to his signing and not revoking a release agreement, that such awards will not be forfeited upon his termination of employment and will instead vest on December 31, 2028 if Mr. Crone has fully complied with the terms of the Transition Agreement, including various noncompetition, nonsolicitation and confidentiality covenants that apply during and after the Transition Period.

In the event of an involuntary termination without Cause of Mr. Crone’s employment prior to December 31, 2026, Mr. Crone will receive a lump sum severance benefit equal to the unpaid portion of his Base Salary through December 31, 2026 and $90,000, and will not be entitled to any cash bonus award for 2026 performance.  No severance will be paid to Mr. Crone for any other termination of employment prior to December 31, 2026.

The foregoing description of the Transition Agreement is qualified in its entirety by reference to the full text of the Transition Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

SERP Amendment

Also on June 16, 2026, the Corporation’s Board of Directors approved an amendment to the Corporation’s Non-Qualified Deferred Compensation Plan for Directors and Executives to permit the Corporation to make more than one discretionary supplemental retirement (SERP) contribution to the plan in a plan year and to provide additional flexibility for determining the vesting for such contributions (Amendment). In connection with the Amendment, the Corporation’s Board of Directors also approved an additional SERP contribution of $100,000 for Thomas F. Cherry, President and Chief Executive Officer of the Corporation and the Bank to be made in 2026. Both the Amendment and additional SERP contribution were recommended by the Board’s Compensation Committee and the Compensation Committee’s independent compensation consultant to increase the overall competitiveness of Mr. Cherry’s compensation package and for retention purposes.  The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Transition Agreement, by and between C&F Finance Company and S. Dustin Crone, effective as of June 30, 2026
10.2

Nonqualified Supplemental Deferred Compensation Plan Adoption Agreement (As amended and restated effective January 1, 2026) for C&F Financial Corporation Non-Qualified Deferred Compensation Plan for Directors and Executives (As amended and restated effective January 1, 2026)

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&F FINANCIAL CORPORATION
(Registrant)

Date:	June 18, 2026	By:	/s/ Jason E. Long
Jason E. Long
Chief Financial Officer

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